UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2014

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

000-54254	Delaware	27-3051592
(Commission File No.)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)	The Company’s copper mining operation has produced approximately 85 tons of Copper Ore. Once the ore is processed the Company will provided an update on the purity levels.

(2)
The Company’s Board of Directors has decided to file a Form 15-12G with the United States Securities and Exchange Commission. The Company will continue to file its Quarterly, Annual and Periodic Reports through OTCMarkets.com. The Company made the decision for the following reasons:

a.	The Company expenses related to its reporting requirements are approximately $60,000 per year (or $5,000 per month)
b.
The OTC Markets new bid requirement of $.01 for 30 days for OTCQB. The Company expects that it would have to do a reverse of the stock to obtain the $.01 prior to the May 1 deadline. The Company currently has no plans to reverse the stock and as such has determined that it will not be able to meet the requirement of maintaining a bid of at least $.01 for the 30 days prior to May 1.

c.
The Company has made the decision not to seek convertible notes from Asher or other similar transactions. These transactions require the Company to be reporting to the SEC. As a result of deregistering, the Company will not be able to receive financing from Asher or any other 6 month convertible notes.

The Company’s annual expenses to maintain reporting status are broken out as follows:

i.	Audit Expense: $25,000 - $30,000 (expected to increase to $50,000 in next 12 months)
ii.	Legal Expenses: $10,000
iii.	XBRL Fees: $10,000 just to file 10-Qs and 10-K
iv.	OTC Markets New Fee: $10,000

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Graystone Company, Inc.

Dated: March 31, 2014	By:	/s/ Paul Howarth
	Name:	Paul Howarth
	Title:	CEO

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